As filed with the U.S. Securities and Exchange Commission on September 11, 2025

Securities Act File No. 333-287625

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No. [_]

Post-Effective Amendment No. 1

Calamos Investment Trust/IL

(Exact Name of Registrant as Specified in Charter)

2020 Calamos Court

Naperville, Illinois 60563

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (866) 363-9219

John P. Calamos, Sr.

Calamos Advisors LLC

2020 Calamos Court

Naperville, Illinois 60563

(Name and Address of Agent for Service)

With Copies to:

Paulita A. Pike Ropes & Gray LLP 191 North Wacker Drive, 32nd Floor Chicago, Illinois 60606	Rita Rubin Ropes & Gray LLP 191 North Wacker Drive, 32nd Floor Chicago, Illinois 60606

Approximate Date of Proposed Public Offering:

As soon as practicable after the effective date of this Registration Statement.

This Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14 shall become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

Title of Securities Being Registered: Class A, Class C, and Class I shares of Calamos Growth and Income Fund, a series of the Registrant.

No filing fee is due because an indefinite number of shares has previously been registered in reliance on Section 24(f) under the Investment Company Act of 1940, as amended.

CALAMOS INVESTMENT TRUST

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Notice of Special Meeting*

Part A – Combined Proxy Statement/Prospectus*

Part B – Statement of Additional Information*

Part C – Other Information

Signature Page

Exhibits

*Incorporated by reference from Registrant’s Registration Statement on Form N-14 as filed with the Securities and Exchange Commission on May 28, 2025, and subsequently filed in definitive form pursuant to Rule 497 on July 2, 2025 (the “Registration Statement on Form N-14”).

Explanatory Note

This post-effective amendment is being filed solely for the purpose of including in the Registration Statement on Form N-14, the Agreement and Plan of Reorganization a form of which was filed as Exhibit A to the Prospectus/Proxy Statement in the Registration Statement filed in definitive form pursuant to Rule 497 on July 2, 2025 (Exhibit 4) and the opinion of Ropes & Gray LLP as to tax matters (Exhibit 12) for the reorganization of the Calamos Dividend Growth Fund into the Calamos Growth and Income Fund.

CALAMOS INVESTMENT TRUST

PART C.

OTHER INFORMATION

ITEM 15.	INDEMNIFICATION.

Article VI of the Fourth Amended Agreement and Declaration of Trust of Registrant (Exhibit (1) to this registration statement, which is incorporated herein by reference) provides that the Trust shall indemnify (from the assets of the Sub-Trust or Sub-Trusts in question) each of its Trustees and officers (including persons who serve at the Trust’s request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise (hereinafter referred to as a “Covered Person”)) against all liabilities, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants’ and counsel fees, incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Trustee or officer, director or trustee, except with respect to any matter as to which it has been determined, in one of the manners described below, that such Covered Person (i) did not act in good faith in the reasonable belief that such Covered Person’s action was in or not opposed to the best interests of the Trust or (ii) had acted with willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office (either and both of the conduct described in (i) and (ii) being referred to hereafter as “Disabling Conduct”).

A determination that a Covered Person is entitled to indemnification despite allegations of Disabling Conduct may be made by (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the person to be indemnified was not liable by reason of Disabling Conduct, (ii) dismissal of a court action or an administrative proceeding against a Covered Person for insufficiency of evidence of Disabling Conduct, or (iii) a reasonable determination, based upon a review of the facts, that the indemnitee was not liable by reason of Disabling Conduct by (a) a vote of a majority of a quorum of Trustees who are neither “interested persons” of the Trust as defined in section 2(a)(19) of the Investment Company Act of 1940 nor parties to the proceeding, or (b) an independent legal counsel in a written opinion.

Expenses, including accountants’ and counsel fees so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), may be paid from time to time in advance of the final disposition of any such action, suit or proceeding, provided that the Covered Person shall have undertaken to repay the amounts so paid to the Sub-Trust in question if it is ultimately determined that indemnification of such expenses is not authorized under this Article VI and (i) the Covered Person shall have provided security for such undertaking, (ii) the Trust shall be insured against losses arising by reason or any lawful advances, or (iii) a majority of a quorum of the disinterested Trustees who are not a party to the proceeding, or an independent legal counsel in a written opinion, shall have determined, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Covered Party ultimately will be found to be entitled to indemnification.

The registrant, its trustees and officers, its investment adviser, the other investment companies advised by the adviser and certain persons affiliated with them are insured, within the limits and subject to the limitations of the insurance, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings. The insurance expressly excludes coverage for any trustee or officer whose personal dishonesty, fraudulent breach of trust, lack of good faith, or intention to deceive or defraud has been finally adjudicated or may be established or who willfully fails to act prudently.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to trustees, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such trustee, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.	EXHIBITS.
(1)(a)	Fourth Amended and Restated Agreement and Declaration of Trust, dated May 15, 2012 (incorporated by reference to Exhibit (a)(1) to Post-Effective Amendment No. 78 to Registrant’s Registration Statement on Form N-1A, filed on February 27, 2013).

(1)(b)	Amendment No. 1 to Fourth Amended and Restated Agreement and Declaration of Trust, dated February 26, 2013 (incorporated by reference to Exhibit (a)(2) to Post-Effective Amendment No. 78 to Registrant’s Registration Statement on Form N-1A, filed on February 27, 2013).

(1)(c)	Amendment No. 2 to Fourth Amended and Restated Agreement and Declaration of Trust, dated May 24, 2013 (incorporated by reference to Exhibit (a)(3) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(1)(d)	Amendment No. 3 to Fourth Amended and Restated Agreement and Declaration of Trust, dated July 19, 2013 (incorporated by reference to Exhibit (a)(4) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(1)(e)	Amendment No. 4 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated November 6, 2013 (incorporated by reference to Exhibit (a)(5) to Post-Effective Amendment No. 88 to Registrant’s Registration Statement on Form N-1A, filed on December 20, 2013).

(1)(f)	Amendment No. 5 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated February 14, 2014 (incorporated by reference to Exhibit (a)(6) to Post-Effective Amendment No. 90 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2014).

(1)(g)	Amendment No. 6 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated November 4, 2014 (incorporated by reference to Exhibit (a)(7) to Post-Effective Amendment No. 93 to Registrant’s Registration Statement on Form N-1A, filed on December 30, 2014).

(1)(h)	Amendment No. 7 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated November 9, 2015 (incorporated by reference to Exhibit (a)(8) to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-1A, filed on April 1, 2016).

(1)(i)	Amendment No. 8 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated October 27, 2016 (incorporated by reference to Exhibit (a)(9) to Post-Effective Amendment No. 108 to Registrant’s Registration Statement on Form N-1A, filed on February 27, 2017).

(1)(j)	Amendment No. 9 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated February 7, 2017 (incorporated by reference to Exhibit (a)(10) to Post-Effective Amendment No. 108 to Registrant’s Registration Statement on Form N-1A, filed on February 27, 2017).

(1)(k)	Amendment No. 10 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated June 23, 2017 (incorporated by reference to Exhibit (a)(11) to Post-Effective Amendment No. 110 to Registrant’s Registration Statement on Form N-1A, filed on July 10, 2017).

(1)(l)	Amendment No. 11 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated December 13, 2017 (incorporated by reference to Exhibit (a)(12) to Post-Effective Amendment No. 113 to Registrant’s Registration Statement on Form N-1A, filed on February 23, 2018).

(1)(m)	Amendment No. 12 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated May 15, 2018 (incorporated by reference to Exhibit (a)(13) to Post-Effective Amendment No. 115 to Registrant’s Registration Statement on Form N-1A, filed on June 15, 2018).

(1)(n)	Amendment No. 13 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated June 29, 2018 (incorporated by reference to Exhibit (a)(14) to Post-Effective Amendment No. 116 to Registrant’s Registration Statement on Form N-1A, filed on July 18, 2018).

(1)(o)	Amendment No. 14 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated January 25, 2019 (incorporated by reference to Exhibit (a)(15) to Post-Effective Amendment No. 121 to Registrant’s Registration Statement on Form N-1A, filed on January 28, 2019).

(1)(p)	Amendment No. 15 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated April 24, 2019 (incorporated by reference to Exhibit (a)(16) to Post-Effective Amendment No. 125 to Registrant’s Registration Statement on Form N-1A, filed on April 29, 2019).

(1)(q)	Amendment No. 16 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated February 19, 2020 (incorporated by reference to Exhibit (a)(17) to Post-Effective Amendment No. 131 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2020).

(1)(r)	Amendment No. 17 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated April 20, 2020 (incorporated by reference to Exhibit (a)(18) to Post-Effective Amendment No. 133 to Registrant’s Registration Statement on Form N-1A, filed on April 24, 2020).

(1)(s)	Amendment No. 18 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated March 26, 2021 (incorporated by reference to Exhibit (a)(19) to Post-Effective Amendment No. 137 to Registrant's Registration Statement on Form N-1A, filed on April 26, 2021).

(1)(t)	Amendment No. 19 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated September 27, 2021 (incorporated by reference to Exhibit (a)(20) to Post-Effective Amendment No. 140 to Registrant’s Registration Statement on Form N-1A, filed on December 14, 2021).

(1)(u)	Amendment No. 20 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated January 6, 2022 (incorporated by reference to Exhibit (a)(21) to Post-Effective Amendment No. 141 to Registrant’s Registration Statement on Form N-1A, filed on January 14, 2022).

(1)(v)	Amendment No. 21 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated April 20, 2023 (incorporated by reference to Exhibit (a)(22) to Post-Effective Amendment No. 149 to Registrant’s Registration Statement on Form N-1A, filed on September 27, 2023).

(2)	Bylaws, as amended through September 22, 2015 (incorporated by reference to Exhibit (b) to Post-Effective Amendment No. 97 to Registrant’s Registration Statement on Form N-1A, filed on November 6, 2015).

(3)	Not applicable

(4)	Agreement and Plan of Reorganization (filed herewith).

(5)	See Articles IV and V of Exhibit (1), above.

(6)(a)	Amended and Restated Management Agreement with Calamos Advisors LLC, dated June 29, 2022 (incorporated by reference to Exhibit (d)(1) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023).

(6)(b)	Amendment, dated August 1, 2006, to Management Agreement, dated December 13, 2004, with Calamos Advisors LLC (incorporated by reference to Exhibit (d)(2) to Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A, filed on February 28, 2007).

(6)(c)	Letter Agreement with Calamos Advisors LLC, dated March 7, 2008 (incorporated by reference to Exhibit (d)(3) to Post-Effective Amendment No. 64 to Registrant’s Registration Statement on Form N-1A, filed on June 20, 2008).

(6)(d)	Form of Notification to Calamos Asset Management, Inc. regarding Establishment of Calamos Opportunistic Value Fund (formerly known as the Calamos Mid Cap Value Fund) (incorporated by reference to Exhibit (d)(2) to Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A, filed on December 18, 2001).

(6)(e)	Notification to Calamos Advisors LLC, regarding Establishment of Calamos Multi-Fund Blend, dated March 30, 2006 (incorporated by reference to Exhibit (d)(5) to Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2006).

(6)(f)	Form of Notification to Calamos Advisors LLC, regarding Fee Schedule Amendment (incorporated by reference to Exhibit (d) (6) to Post-Effective Amendment No. 47 to Registrant’s Registration Statement on Form N-1A, filed on July 31, 2006).

(6)(g)	Notification to Calamos Advisors LLC, regarding Fee Schedule Amendment (incorporated by reference to Exhibit (d)(8) to Post-Effective Amendment No. 93 to Registrant’s Registration Statement on Form N-1A, filed on December 30, 2014).

(6)(h)	Notification to Calamos Advisors LLC, regarding Establishment of Global Equity Fund, dated as of March 1, 2007 (incorporated by reference to Exhibit (d)(8) to Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A, filed on February 28, 2007).

(6)(i)	Notification to Calamos Advisors LLC, regarding Establishment of Government Money Market Fund, dated May 8, 2007 (incorporated by reference to Exhibit (d)(9) to Post-Effective Amendment No. 54 to Registrant’s Registration Statement on Form N-1A, filed on May 16, 2007).

(6)(j)	Notification to Calamos Advisors LLC, regarding Establishment of Total Return Bond Fund, dated June 15, 2007 (incorporated by reference to Exhibit (d)(10) to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A, filed on June 26, 2007).

(6)(k)	Notification to Calamos Advisors LLC, regarding Establishment of 130/30 Equity Growth Fund and New World Growth Fund, dated March 7, 2008 (incorporated by reference to Exhibit (d)(11) to Post-Effective Amendment No. 64 to Registrant’s Registration Statement on Form N-1A, filed on June 20, 2008).

(6)(l)	Notification to Calamos Advisors LLC, regarding Establishment of Emerging Market Equity Fund (incorporated by reference to Exhibit (d)(15) to Post-Effective Amendment No. 88 to Registrant’s Registration Statement on Form N-1A, filed on December 20, 2013).

(6)(m)	Notification to Calamos Advisors LLC, regarding Establishment of Global Convertible Fund and Hedged Equity Income Fund (incorporated by reference to Exhibit (d)(17) to Post-Effective Amendment No. 93 to Registrant’s Registration Statement on Form N-1A, filed on December 30, 2014).

(6)(n)	Notification to Calamos Advisors LLC, regarding Establishment of Phineus Long/Short Fund (incorporated by reference to Exhibit (d)(19) to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-1A, filed on April 1, 2016).

(6)(o)	Notification to Calamos Advisors LLC, regarding Establishment of Short-Term Bond Fund (incorporated by reference to Exhibit (d)(18) to Post-Effective Amendment No. 117 to Registrant’s Registration Statement on Form N-1A, filed on August 28, 2018).

(6)(p)	Notification to Calamos Advisors LLC, regarding Establishment of Timpani Small Cap Growth Fund (incorporated by reference to Exhibit (d)(16) to Post-Effective Amendment No. 124 to Registrant’s Registration Statement on Form N-1A, filed on April 12, 2019).

(6)(q)	Notification to Calamos Advisors LLC, regarding Establishment of Timpani SMID Growth Fund (incorporated by reference to Exhibit (d)(17) to Post-Effective Amendment No. 129 to Registrant’s Registration Statement on Form N-1A, filed on July 31, 2019).

(6)(r)	Notification to Calamos Advisors LLC, regarding Establishment of Global Sustainable Equities Fund (incorporated by reference to Exhibit (d)(18) to Post-Effective Amendment No. 142 to Registrant's Registration Statement on Form N-1A, filed on February 23, 2022).

(6)(s)	Form of Notification to Calamos Advisors LLC, regarding Establishment of International Small Cap Growth Fund (incorporated by reference to Exhibit (d)(19) to Post-Effective Amendment No. 143 to Registrant’s Registration Statement on Form N-1A, filed on March 30, 2022).

(6)(t)	Notification to Calamos Advisors LLC, dated September 26, 2023, regarding Establishment of Merger Arbitrage Fund (incorporated by reference to Exhibit (d)(20) to Post-Effective Amendment No. 150 to Registrant’s Registration Statement on Form N-1A, filed on February 23, 2024).

(6)(u)	Letter Agreement with Calamos Advisors LLC, dated December 19, 2013 (incorporated by reference to Exhibit (d)(16) to Post-Effective Amendment No. 88 to Registrant’s Registration Statement on Form N-1A, filed on December 20, 2013).

(6)(v)	Letter Agreement with Calamos Advisors LLC, dated March 26, 2010 (incorporated by reference to Exhibit (d)(13) to Post-Effective Amendment No. 73 to Registrant’s Registration Statement on Form N-1A, filed on June 1, 2010).

(6)(w)	Letter Agreement with Calamos Advisors LLC, dated December 15, 2015 (incorporated by reference to Exhibit (d)(9) to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-1A, filed on April 1, 2016).

(6)(x)	Letter Agreement with Calamos Advisors LLC, dated June 21, 2017 (incorporated by reference to Exhibit (d)(21) to Post-Effective Amendment No. 110 to Registrant’s Registration Statement on Form N-1A, filed on July 10, 2017).

(6)(y)	Letter Agreement with Calamos Advisors LLC, dated June 29, 2018 (incorporated by reference to Exhibit (d)(23) to Post-Effective Amendment No. 117 to Registrant’s Registration Statement on Form N-1A, filed on August 28, 2018).

(6)(z)	Letter Agreement with Calamos Advisors LLC, dated March 12, 2019 (incorporated by reference to Exhibit (d)(22) to Post-Effective Amendment No. 124 to Registrant’s Registration Statement on Form N-1A, filed on April 12, 2019).

(6)(aa)	Letter Agreement with Calamos Advisors LLC, dated July 9, 2019 (incorporated by reference to Exhibit (d)(24) to Post-Effective Amendment No. 129 to Registrant’s Registration Statement on Form N-1A, filed on July 31, 2019).

(6)(bb)	Letter Agreement with Calamos Advisors LLC, dated December 14, 2021 (incorporated by reference to Exhibit (d)(26) to Post-Effective Amendment No. 142 to Registrant's Registration Statement on Form N-1A, filed on February 23, 2022).

(6)(cc)	Form of Letter Agreement with Calamos Advisors LLC, dated March 23, 2022 (incorporated by reference to Exhibit (d)(28) to Post-Effective Amendment No. 143 to Registrant’s Registration Statement on Form N-1A, filed March 30, 2022).

(6)(dd)	Letter Agreement with Calamos Advisors LLC, dated September 26, 2023 (incorporated by reference to Exhibit (d)(30) to Post-Effective Amendment No. 150 to Registrant’s Registration Statement on Form N-1A, filed on February 23, 2024).

(6)(ee)	Organizational Expenses Agreement, dated December 13, 2004, relating to International Growth Fund (incorporated by reference to Exhibit (d)(8) to Post-Effective Amendment No. 41 to Registrant’s Registration Statement on Form N-1A, filed July 28, 2005).

(6)(ff)	Organizational Expenses Agreement, dated March 30, 2006, relating to Multi-Fund Equity (incorporated by reference to Exhibit (d)(8) to Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2006).

(6)(gg)	Organizational Expenses Agreement, dated as of March 1, 2007, relating to Global Equity Fund (incorporated by reference to Exhibit (d)(13) to Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A, filed on February 28, 2007).

(6)(hh)	Organizational Expenses Agreement, dated May 8, 2007, relating to Government Money Market Fund (incorporated by reference to Exhibit (d) (14) to Post-Effective Amendment No. 54 to Registrant’s Registration Statement on Form N-1A, filed on May 16, 2007).

(6)(ii)	Organizational Expenses Agreement, dated June 15, 2007, relating to Total Return Bond Fund (incorporated by reference to Exhibit (d)(16) to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A, filed on June 26, 2007).

(6)(jj)	Organizational Expenses Agreement, dated March 7, 2008, relating to 130/30 Equity Growth Fund and New World Growth Fund (incorporated by reference to Exhibit (d)(18) to Post-Effective Amendment No. 64 to Registrant’s Registration Statement on Form N-1A, filed on June 20, 2008).

(6)(kk)	Organizational Expenses Agreement, dated June 21, 2013, relating to Dividend Growth Fund (incorporated by reference to Exhibit (d)(25) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(6)(ll)	Organizational Expenses Agreement, dated December 19, 2013, relating to Emerging Market Equity Fund (incorporated by reference to Exhibit (d)(28) to Post-Effective Amendment No. 88 to Registrant’s Registration Statement on Form N-1A, filed on December 20, 2013).

(6)(mm)	Organizational Expenses Agreement, dated December 18, 2014, relating to Global Convertible and Hedged Equity Income Fund (incorporated by reference to Exhibit (d)(31) to Post-Effective Amendment No. 93 to Registrant’s Registration Statement on Form N-1A, filed on December 30, 2014).

(6)(nn)	Organizational Expenses Agreement, dated December 15, 2015, relating to Phineus Long/Short Fund (incorporated by reference to Exhibit (d)(34) to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-1A, filed on April 1, 2016).

(6)(oo)	Organizational Expenses Agreement, dated June 29, 2018, relating to Short-Term Bond Fund (incorporated by reference to Exhibit (d)(34) to Post-Effective Amendment No. 117 to Registrant’s Registration Statement on Form N-1A, filed on August 28, 2018).

(6)(pp)	Organizational Expenses Agreement, dated July 9, 2019, relating to Timpani SMID Growth Fund (incorporated by refence to Exhibit (d)(36) to Post-Effective Amendment No. 129 to Registrant’s Registration Statement on Form N-1A, filed on July 31, 2019).

(6)(qq)	Organizational Expenses Agreement, dated September 26, 2023, relating to Merger Arbitrage Fund (incorporated by reference to Exhibit (d)(43) to Post-Effective Amendment No. 150 to Registrant’s Registration Statement on Form N-1A, filed on February 23, 2024).

(7)(a)	Nineteenth Amended and Restated Distribution Agreement, dated September 26, 2023, with Calamos Financial Services LLC (incorporated by reference to Exhibit (e)(1) to Post-Effective Amendment No. 150 to Registrant’s Registration Statement on Form N-1A, filed on February 23, 2024).

(7)(b)	Selling Group Agreement, revised September 2000 (incorporated by reference to Exhibit (e)(2) to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A, filed on July 31, 2001).

(8)	Not applicable.

(9)(a)	Master Custodian Agreement with State Street Bank and Trust Company, dated September 11, 2009 (incorporated by reference to Exhibit (g)(1) to Post-Effective Amendment No. 69 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2010).

(9)(b)	Notification of Additional Funds, dated December 16, 2009, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(2) to Post-Effective Amendment No. 73 to Registrant’s Registration Statement on Form N-1A, filed on June 1, 2010).

(9)(c)	Notification of Additional Funds, dated March 15, 2013, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(3) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(9)(d)	Notification of Additional Funds, dated July 26, 2013, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(4) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(9)(e)	Notification of Additional Funds, dated December 19, 2013, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(5) to Post-Effective Amendment No. 88 to Registrant’s Registration Statement on Form N-1A, filed on December 20, 2013).

(9)(f)	Notification of Additional Funds, dated December 18, 2014, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(6) to Post-Effective Amendment No. 93 to Registrant’s Registration Statement on Form N-1A, filed on December 30, 2014).

(9)(g)	Notification of Additional Fund, dated January 21, 2016, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(7) to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-1A, filed on April 1, 2016).

(9)(h)	Notification of Additional Fund, dated June 29, 2018, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(8) to Post-Effective Amendment No. 117 to Registrant’s Registration Statement on Form N-1A, filed on August 28, 2018).

(9)(i)	Notification of Additional Fund, dated March 12, 2019, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(9) to Post-Effective Amendment No. 124 to Registrant’s Registration Statement on Form N-1A, filed on April 12, 2019).

(9)(j)	Notification of Additional Fund, dated July 9, 2019, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(10) to Post-Effective Amendment No. 129 to Registrant’s Registration Statement on Form N-1A, filed on July 31, 2019).

(9)(k)	Notification of Additional Fund, dated December 14, 2021, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(11) to Post-Effective Amendment No. 142 to Registrant's Registration Statement on Form N-1A, filed on February 23, 2022).

(9)(l)	Form of Notification of Additional Fund, dated March 23, 2022, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(12) to Post-Effective Amendment No. 143 to Registrant's Registration Statement on Form N-1A, filed on March 30, 2022).

(9)(m)	Notification of Additional Fund, dated October 31, 2022, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(13) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023).

(9)(n)	Notification of Additional Fund, dated December 21, 2022, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(14) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023).

(9)(o)	Notification of Additional Funds, dated September 26, 2023, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(15) to Post-Effective Amendment No. 150 to Registrant’s Registration Statement on Form N-1A, filed on February 23, 2024).

(9)(p)	Notification of Additional Funds, dated December 12, 2023, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(16) to Post-Effective Amendment No. 150 to Registrant’s Registration Statement on Form N-1A, filed on February 23, 2024).

(9)(q)	Notification of Additional Funds, dated April 24, 2024, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(17) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(9)(r)	Notification of Additional Funds, dated May 29, 2024, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(18) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(9)(s)	Notification of Additional Funds, dated July 1, 2024, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(19) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(9)(t)	Notification of Additional Funds, dated August 26, 2024, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(20) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(9)(u)	Notification of Additional Funds, dated September 25, 2024, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(21) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(9)(v)	Notification of Additional Funds, dated November 6, 2024, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(22) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(9)(w)	Notification of Additional Funds, dated January 24, 2025, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(23) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(10)(a)	Twenty-First Amended and Restated Distribution Plan (incorporated by reference to Exhibit (m) to Post-Effective Amendment No. 150 to Registrant’s Registration Statement on Form N-1A, filed on February 23, 2024).

(10)(b)	Amended and Restated Plan Pursuant to Rule 18f-3(d) under the Investment Company Act of 1940 (incorporated by reference to Exhibit (n) to Post-Effective Amendment No. 122 to Registrant’s Registration Statement on Form N-1A, filed on February 22, 2019).

(11)	Opinion and Consent of Ropes & Gray LLP regarding legality of issuance of shares and other matters (incorporated by reference to Exhibit 11 to Registrant’s Registration Statement on Form N-14, filed on May 28, 2025).

(12)	Opinion and Consent of Counsel regarding tax matters (filed herewith).

(13)(a)	Master Services Agreement, dated March 15, 2004, with State Street Bank and Trust Company (incorporated by reference to Exhibit (h)(1) to Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2006).

(13)(b)	Notification of Additional Funds, dated March 31, 2006, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(2) to Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2006).

(13)(c)	Notification of Additional Funds, dated February 28, 2007, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(3) to Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A, filed on February 28, 2007).

(13)(d)	Notification of Additional Funds, dated May 8, 2007, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(4) to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A, filed on June 26, 2007).

(13)(e)	Notification of Additional Funds, dated June 15, 2007 pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(5) to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A, filed on June 26, 2007).

(13)(f)	Notification of Additional Funds, dated March 7, 2008, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(6) to Post-Effective Amendment No. 64 to Registrant’s Registration Statement on Form N-1A, filed on June 20, 2008).

(13)(g)	Notification of Additional Funds, dated December 16, 2009, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(7) to Post-Effective Amendment No. 73 to Registrant’s Registration Statement on Form N-1A, filed on June 1, 2010).

(13)(h)	Notification of Additional Funds, dated March 15, 2013, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(8) to Post-Effective Amendment No. 83 to Registrant’s Registration Statement on Form N-1A, filed on May 31, 2013).

(13)(i)	Notification of Additional Funds, dated June 21, 2013, pursuant to Master Services Agreement dated March 15, 2004 (incorporated by reference to Exhibit (h)(9) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(13)(j)	Notification of Additional Funds, dated December 19, 2013, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(10) to Post-Effective Amendment No. 88 to Registrant’s Registration Statement on Form N-1A, filed on December 20, 2013).

(13)(k)	Notification of Additional Funds, dated December 18, 2014, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(11) to Post-Effective Amendment No. 93 to Registrant’s Registration Statement on Form N-1A, filed on December 30, 2014).

(13)(l)	Notification of Additional Fund, dated January 21, 2016, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(12) to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-1A, filed on April 1, 2016).

(13)(m)	Notification of Additional Fund, dated June 29, 2018, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(13) to Post-Effective Amendment No. 117 to Registrant’s Registration Statement on Form N-1A, filed on August 28, 2018).

(13)(n)	Notification of Additional Fund, dated March 12, 2019, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(14) to Post-Effective Amendment No. 124 to Registrant’s Registration Statement on Form N-1A, filed on April 12, 2019).

(13)(o)	Notification of Additional Fund, dated July 9, 2019, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(15) to Post-Effective Amendment No. 129 to Registrant’s Registration Statement on Form N-1A, filed on July 31, 2019).

(13)(p)	Notification of Additional Fund, dated December 14, 2021, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(16) to Post-Effective Amendment No. 142 to Registrant's Registration Statement on Form N-1A, filed on February 23, 2022).

(13)(q)	Form of Notification of Additional Fund, dated March 23, 2022, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(17) to Post-Effective Amendment No. 143 to Registrant's Registration Statement on Form N-1A, filed on March 30, 2022).

(13)(r)	Notification of Additional Fund, dated October 31, 2022, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(17)(i) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023).

(13)(s)	Notification of Additional Fund, dated December 21, 2022, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(17)(ii) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023).

(13)(t)	Notification of Additional Funds, dated September 26, 2023, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(20) to Post-Effective Amendment No. 150 to Registrant’s Registration Statement on Form N-1A, filed on February 23, 2024).

(13)(u)	Notification of Additional Funds, dated December 12, 2023, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(21) to Post-Effective Amendment No. 150 to Registrant’s Registration Statement on Form N-1A, filed on February 23, 2024).

(13)(v)	Notification of Additional Funds, dated April 24, 2024, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(22) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(13)(w)	Notification of Additional Funds, dated May 29, 2024, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(23) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(13)(x)	Notification of Additional Funds, dated July 1, 2024, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(24) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(13)(y)	Notification of Additional Funds, dated August 26, 2024, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(25) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(13)(z)	Notification of Additional Funds, dated September 25, 2024, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(26) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(13)(aa)	Notification of Additional Funds, dated November 6, 2024, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(27) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(13)(bb)	Notification of Additional Funds, dated January 24, 2025, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(28) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(13)(cc)	Letter Agreement, dated March 15, 2004, with State Street Bank and Trust Company (incorporated by reference to Exhibit (h)(3) to Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2006).

(13)(dd)	Letter Agreement, dated October 31, 2004, with State Street Bank and Trust Company (incorporated by reference to Exhibit (h) (4) to Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2006).

(13)(ee)	Letter Agreement, dated March 31, 2006, with State Street Bank and Trust Company (incorporated by reference to Exhibit (h)(5) to Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2006).

(13)(ff)	Letter Agreement, dated February 28, 2007, with State Street Bank and Trust Company (incorporated by reference to Exhibit (h) (8) to Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A, filed on February 28, 2007).

(13)(gg)	Letter Agreement, dated May 8, 2007, with State Street Bank and Trust Company (incorporated by reference to Exhibit (h)(10) to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A, filed on June 26, 2007).

(13)(hh)	Letter Agreement, dated September 16, 2009, with State Street Bank and Trust Company (incorporated by reference to Exhibit (h)(12) to Post-Effective Amendment No. 69 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2010).

(13)(ii)	Second Amended and Restated Transfer Agent Servicing Agreement by and among Calamos Investment Trust, Calamos Advisors Trust and U.S. Bancorp Fund Services, LLC dated October 31, 2022 (incorporated by reference to Exhibit (h)(24) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023).

(13)(jj)	First Amendment to the Second Amended and Restated Transfer Agent Servicing Agreement by and among Calamos Investment Trust, Calamos Advisors Trust, Calamos Antetokounmpo Sustainable Equities Trust and U.S. Bancorp Fund Services, LLC, dated September 28, 2023 (incorporated by reference to Exhibit (h)(29) to Post-Effective Amendment No. 150 to Registrant’s Registration Statement on Form N-1A, filed on February 23, 2024).

(13)(kk)	Amendment, dated July 5, 2017, to Amended and Restated Transfer Agent Servicing Agreement by and among Calamos Investment Trust, Calamos Advisors Trust and U.S. Bancorp Fund Services, LLC dated January 1, 2017 (incorporated by reference to Exhibit (h)(20) to Post-Effective Amendment No. 113 to Registrant’s Registration Statement on Form N-1A, filed on February 23, 2018).

(13)(ll)	Amendment, dated June 29, 2018, to Amended and Restated Transfer Agent Servicing Agreement by and among Calamos Investment Trust, Calamos Advisors Trust and U.S. Bancorp Fund Services, LLC dated January 1, 2017 (incorporated by reference to Exhibit (h)(22) to Post-Effective Amendment No. 117 to Registrant’s Registration Statement on Form N-1A, filed on August 28, 2018).

(13)(mm)	Amendment, dated March 12, 2019, to Amended and Restated Transfer Agent Servicing Agreement by and among Calamos Investment Trust, Calamos Advisors Trust and U.S. Bancorp Fund Services, LLC dated January 1, 2017 (incorporated by reference to Exhibit (h)(24) to Post-Effective Amendment No. 124 to Registrant’s Registration Statement on Form N-1A, filed on April 12, 2019).

(13)(nn)	Amendment, dated July 9, 2019, to Amended and Restated Transfer Agent Servicing Agreement by and among Calamos Investment Trust, Calamos Advisors Trust and U.S. Bancorp Fund Services, LLC dated January 1, 2017 (incorporated by reference to Exhibit (h)(26) to Post-Effective Amendment No. 129 to Registrant’s Registration Statement on Form N-1A, filed on July 31, 2019).

(13)(oo)	Amendment, dated June 30, 2021, to Amended and Restated Transfer Agent Servicing Agreement by and among Calamos Investment Trust, Calamos Advisors Trust and U.S. Bancorp Fund Services, LLC dated January 1, 2017 (incorporated by reference to Exhibit (h)(27) to Post-Effective Amendment No. 139 to Registrant’s Registration Statement on Form N-1A, filed on September 30, 2021).

(13)(pp)	Amendment, dated December 14, 2021, to Amended and Restated Transfer Agent Servicing Agreement by and among Calamos Investment Trust, Calamos Advisors Trust and U.S. Bancorp Fund Services, LLC dated January 1, 2017 (incorporated by reference to Exhibit (h)(29) to Post-Effective Amendment No. 140 to Registrant’s Registration Statement on Form N-1A, filed on December 14, 2021).

(13)(qq)	Form of Amendment, dated March 23, 2022, to Amended and Restated Transfer Agent Servicing Agreement by and among Calamos Investment Trust, Calamos Advisors Trust and U.S. Bancorp Fund Services, LLC dated January 1, 2017 (incorporated by reference to Exhibit (h)(31) to Post-Effective Amendment No. 143 to Registrant’s Registration Statement on Form N-1A, file on March 30, 2022).

(13)(rr)	Administration Servicing Agreement with Firstar Mutual Fund Services, LLC, dated September 21, 2000 (incorporated herein by reference to Exhibit (h)(4) to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A, filed on July 31, 2001).

(13)(ss)	Amendment, dated March 30, 2006, to Administration Servicing Agreement with Firstar Mutual Fund Services, LLC, dated September 21, 2000 (incorporated by reference to Exhibit (h)(15) to Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2006).

(13)(tt)	Amendment, dated as of March 1, 2007, to Administration Servicing Agreement with Firstar Mutual Fund Services, LLC, dated as of September 21, 2000 (incorporated by reference to Exhibit (h)(17) to Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A, filed on February 28, 2007).

(13)(uu)	Amendment, dated May 8, 2007, to Administration Servicing Agreement with Firstar Mutual Fund Services, LLC, dated September 21, 2000 (incorporated by reference to Exhibit (h)(23) to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A, filed on June 26, 2007).

(13)(vv)	Amendment, dated June 15, 2007, to Administration Servicing Agreement with Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(24) to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A, filed on June 26, 2007).

(13)(ww)	Amendment, dated March 7, 2008, to Administration Servicing Agreement with Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(28) to Post-Effective Amendment No. 64 to Registrant’s Registration Statement on Form N-1A, filed on June 20, 2008).

(13)(xx)	Amendment, dated September 16, 2009, to Administration Servicing Agreement with Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(30) to Post-Effective Amendment No. 69 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2010).

(13)(yy)	Amendment, dated December 16, 2009, to Administration Servicing Agreement with Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(34) to Post-Effective Amendment No. 73 to Registrant’s Registration Statement on Form N-1A, filed on June 1, 2010).

(13)(zz)	Amendment, dated March 15, 2013, to Administration Servicing Agreement with U.S. Bancorp Fund Services, LLC, formerly known as Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(41) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(13)(aaa)	Amendment, dated June 21, 2013, to Administration Servicing Agreement with U.S. Bancorp Fund Services, LLC, formerly known as Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(42) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(13)(bbb)	Amendment, dated December 19, 2013, to Administration Servicing Agreement with U.S. Bancorp Fund Services, LLC, formerly known as Firstar Mutual Fund Services, LLC, dated September 21, 2000 (incorporated by reference to Exhibit (h)(46) to Post-Effective Amendment No. 88 to Registrant’s Registration Statement on Form N-1A, filed on December 20, 2013).

(13)(ccc)	Amendment, dated December 18, 2014, to Administration Servicing Agreement with U.S. Bancorp Fund Services, LLC, formerly known as Firstar Mutual Fund Services, LLC, dated September 21, 2000 (incorporated by reference to Exhibit (h)(41) to Post-Effective Amendment No. 93 to Registrant’s Registration Statement on Form N-1A, filed on December 30, 2014).

(13)(ddd)	Amendment, dated March 21, 2016, to Administration Servicing Agreement with U.S. Bancorp Fund Services, LLC, formerly known as Firstar Mutual Fund Services, LLC, dated September 21, 2000 (incorporated by reference to Exhibit (h)(43) to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-1A, filed on April 1, 2016).

(13)(eee)	Amendment, dated July 9, 2019, to Administration Servicing Agreement with U.S. Bancorp Fund Services, LLC, formerly known as Firstar Mutual Fund Services, LLC, dated September 21, 2000 (incorporated by reference to Exhibit (h)(40) to Post-Effective Amendment No. 129 to Registrant’s Registration Statement on Form N-1A, filed on July 31, 2019).

(13)(fff)	Amendment, dated November 10, 2022, to Administration Servicing Agreement with U.S. Bancorp Fund Services, LLC, formerly known as Firstar Mutual Fund Services, LLC, dated September 21, 2000 (incorporated by reference to Exhibit (h)(45)(i) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023).

(13)(ggg)	Use of Name Agreement, dated August 23, 1990 (incorporated herein by reference to Exhibit 9.5 to Post-Effective Amendment No. 18 to Registrant’s Registration Statement on Form N-1A, filed on June 24, 1997).

(13)(hhh)	Administration Agreement, effective November 1, 2018, with State Street Bank and Trust Company (incorporated by reference to Exhibit (h)(37) to Post-Effective Amendment No. 122 to Registrant’s Registration Statement on Form N-1A, filed on February 22, 2019).

(13)(iii)	Amendment, dated January 25, 2023, to Administration Agreement, effective November 1, 2018, with State Street Bank and Trust Company (incorporated by reference to Exhibit (h)(47)(i) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023).

(13)(jjj)	Amendment, dated October 3, 2023, to Administration Agreement, effective November 1, 2018, with State Street Bank and Trust Company (incorporated by reference to Exhibit (h)(55) to Post-Effective Amendment No. 150 to Registrant’s Registration Statement on Form N-1A, filed on February 23, 2024).

(13)(kkk)	Notification of Additional Fund, dated March 12, 2019, pursuant to Administration Agreement, effective November 1, 2018 (incorporated by reference to Exhibit (h)(43) to Post-Effective Amendment No. 129 to Registrant’s Registration Statement on Form N-1A, filed on July 31, 2019).

(13)(lll)	Notification of Additional Fund, dated July 9, 2019, pursuant to Administration Agreement, effective November 1, 2018 (incorporated by reference to Exhibit (h)(44) to Post-Effective Amendment No. 129 to Registrant’s Registration Statement on Form N-1A, filed on July 31, 2019).

(13)(mmm)	Notification of Additional Registrant, dated October 31, 2022, pursuant to Administration Agreement, effective November 1, 2018 (incorporated by reference to Exhibit (h)(49)(i) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023).

(13)(nnn)	Notification of Additional Registrant, dated December 21, 2022 and effective January 1, 2023, pursuant to Administration Agreement, effective November 1, 2018 (incorporated by reference to Exhibit (h)(49)(ii) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023).

(13)(ooo)	Notification of Additional Funds, dated January 4, 2024, pursuant to Administration Agreement, effective November 1, 2018 (incorporated by reference to Exhibit (h)(60) to Post-Effective Amendment No. 150 to Registrant’s Registration Statement on Form N-1A, filed on February 23, 2024).

(13)(ppp)	Notification of Additional Funds, dated April 24, 2024, pursuant to Administration Agreement, effective November 1, 2018 (incorporated by reference to Exhibit (h)(68) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(13)(qqq)	Notification of Additional Funds, dated May 29, 2024, pursuant to Administration Agreement, effective November 1, 2018 (incorporated by reference to Exhibit (h)(69) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(13)(rrr)	Notification of Additional Funds, dated July 1, 2024, pursuant to Administration Agreement, effective November 1, 2018 (incorporated by reference to Exhibit (h)(70) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(13)(sss)	Notification of Additional Funds, dated August 26, 2024, pursuant to Administration Agreement, effective November 1, 2018 (incorporated by reference to Exhibit (h)(71) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(13)(ttt)	Notification of Additional Funds, dated September 25, 2024, pursuant to Administration Agreement, effective November 1, 2018 (incorporated by reference to Exhibit (h)(72) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(13)(uuu)	Notification of Additional Funds, dated November 6, 2024, pursuant to Administration Agreement, effective November 1, 2018 (incorporated by reference to Exhibit (h)(73) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(13)(vvv)	Notification of Additional Funds, dated January 24, 2025, pursuant to Administration Agreement, effective November 1, 2018 (incorporated by reference to Exhibit (h)(74) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(13)(www)	Master Services Agreement, effective as of October 16, 2023, with Ernst & Young LLP (incorporated by reference to Exhibit (h)(61) to Post-Effective Amendment No. 150 to Registrant’s Registration Statement on Form N-1A, filed on February 23, 2024).

(13)(xxx)	Expense Limitation Agreement, dated June 29, 2022 (incorporated by reference to Exhibit (h)(51) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023).

(13)(yyy)	Expense Limitation Agreement, dated September 26, 2023, regarding Calamos Merger Arbitrage Fund (incorporated by reference to Exhibit (h)(63) to Post-Effective Amendment No. 150 to Registrant’s Registration Statement on Form N-1A, filed on February 23, 2024).

(13)(zzz)	Expense Limitation Agreement, dated June 27, 2024 (incorporated by reference to Exhibit (h)(78) to Post-Effective Amendment No. 152 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2025).

(13)(aaaa)	Fund of Funds Investment Agreement dated January 19, 2022 with SPDR Series Trust, SPDR Index Shares Funds and SSGA Active Trust (incorporated by reference to Exhibit (h)(52) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023).

(13)(bbbb)	Fund of Funds Investment Agreement dated January 19, 2022 with SPDR S&P 500 ETF Trust and SPDR Dow Jones Industrial Average ETF Trust (incorporated by reference to Exhibit (h)(53) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023).

(13)(cccc)	Rule 12d1-4 Fund of Funds Investment Agreement dated January 19, 2022 with Vanguard Funds (incorporated by reference to Exhibit (h)(54) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023).

(13)(dddd)	BlackRock Rule 12d1-4 Fund of Funds Investment Agreement dated January 19, 2022 with BlackRock ETF Trust, BlackRock ETF Trust II, iShares Trust, iShares, Inc., and iShares U.S. ETF Trust (incorporated by reference to Exhibit (h)(55) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023 ).

(13)(eeee)	Fund of Funds Investment Agreement dated January 19, 2022 with The Select Sector SPDR Trust (incorporated by reference to Exhibit (h)(56) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023 ).

(13)(ffff)	Fund of Funds Investment Agreement dated January 19, 2022 with John Hancock Variable Insurance Trust and John Hancock Funds II (incorporated by reference to Exhibit (h)(57) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023).

(13)(gggg)	Rule 12d1-4 Fund of Funds Investment Agreement dated January 19, 2022 with Invesco QQQ Trust, Series 1 (incorporated by reference to Exhibit (h)(58) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023).

(13)(hhhh)	Rule 12d1-4 Fund of Funds Investment Agreement dated January 19, 2022 with MidCap SPDR Trust, Series 1 (incorporated by reference to Exhibit (h)(59) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023).

(13)(iiii)	Rule 12d1-4 Fund of Funds Investment Agreement dated January 19, 2022 with Invesco Exchange-Traded Fund Trust, Invesco Exchange-Traded Fund Trust II, lnvesco India Exchange-Traded Fund Trust, Invesco Actively Managed Exchange-Traded Trust, Invesco Actively Managed Exchange-Traded Commodity Fund Trust and Invesco Exchange-Traded Self-Indexed Fund Trust (incorporated by reference to Exhibit (h)(60) to Post-Effective Amendment No. 144 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2023).

(13)(jjjj)	Rule 12d1-4 Fund of Funds Investment Agreement dated December 13, 2023, with Advanced Series Trust (incorporated by reference to Exhibit (h)(73) to Post-Effective Amendment No. 150 to Registrant’s Registration Statement on Form N-1A, filed on February 23, 2024).

(14)	Consent of Independent Registered Public Accounting Firm for Calamos Investment Trust (incorporated by reference to Exhibit 14 to Registrant’s Registration Statement on Form N-14, filed on May 28, 2025).

(15)	Not applicable.

(16)(a)	Powers of Attorney (incorporated by reference to Exhibit 16 to Registrant’s Registration Statement on Form N-14, filed on May 28, 2025).

(16)(b)	Powers of Attorney (filed herewith).

(17)	Form of Proxy Card (incorporated by reference to Exhibit 17 to Registrant’s Registration Statement on Form N-14, filed on May 28, 2025).

(18)	Not applicable.

ITEM 17.	UNDERTAKINGS

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act [17 CFR 230.145c], the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The undersigned Registrant agrees that a final form of the Opinion and Consent of Ropes & Gray LLP regarding certain tax matters and consequences to shareholders discussed in the Prospectus/Proxy Statement will be filed in a post-effective amendment to this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naperville, and the State of Illinois on the 11th day of September, 2025.

CALAMOS INVESTMENT TRUST

By:	/s/ John P. Calamos, Sr.
John P. Calamos, Sr.
Trustee and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form N-14 has been signed below by the following persons in the capacities and on the date(s) indicated.

Name	Title	Date

/s/ John P. Calamos, Sr.	Trustee and President (principal executive officer)	September 11, 2025
John P. Calamos, Sr.

/s/ John E. Neal*	Trustee	September 11, 2025
John E. Neal

/s/ William Rybak*	Trustee	September 11, 2025
William Rybak

/s/ Virginia G. Breen*	Trustee	September 11, 2025
Virginia G. Breen

/s/ Lloyd A. Wennlund*	Trustee	September 11, 2025
Lloyd A. Wennlund

/s/ Karen L. Stuckey*	Trustee	September 11, 2025
Karen L. Stuckey

/s/ Christopher M. Toub*	Trustee	September 11, 2025
Christopher M. Toub

/s/ John S. Koudounis*	Trustee	September 11, 2025
John S. Koudounis

/s/ Jeffrey S. Phlegar*	Trustee	September 11, 2025
Jeffrey S. Phlegar

/s/ Hugh P. Armstrong*	Trustee	September 11, 2025
Hugh P. Armstrong

/s/ Thomas E. Herman	Vice President and Chief Financial Officer	September 11, 2025
Thomas E. Herman

*	John P. Calamos, Sr. signs this document pursuant to powers of attorney filed herewith.

By:	/s/ John P. Calamos, Sr.
John P. Calamos, Sr.
Attorney-in-Fact
September 11, 2025

CALAMOS INVESTMENT TRUST

EXHIBIT INDEX

(4)	Agreement and Plan of Reorganization.

(12)	Opinion and Consent of Counsel regarding tax matters

(16)(b)	Powers of Attorney